EXHIBIT 5

                            BAY VENTURE COUNSEL, LLP
                                Attorneys at Law
                           Lake Merritt Plaza Building
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                            Telephone (510) 273-8750
                            Facsimile (510) 834-7440

                                January 28, 2000

U.S. Electricar, Inc.
19850 South Magellan Drive
Torrance, California  90502

         Re:      Registration Statement on Form S-8\S-3

Gentlemen:

         As outside counsel to U.S. Electricar, a California corporation (the "Company"), we have been asked by the Company to review the Registration Statement on Form S-8\S-3 to be filed by the Company with the Securities and
Exchange Commission on, or about, January 28, 2000 (the "Registration Statement"). This is in connection with the registration under the Securities Act of 1933, as amended, of forty-five million (45,000,000) shares of the Company's Common Stock (the "Plan Shares"), outstanding or reserved for issuance pursuant to the 1996 Stock Option Plan and 808,400 shares (the "Resale Shares") to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders")

         As your outside counsel, we have examined the proceedings and such other documents as we have deemed necessary relating to the issuance of 45,000,000 Plan Shares and sale of the 808,400 Resale Shares.

         In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the correctness of all certificates; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies; and the accuracy and completeness of all records made available to us by, or on behalf of, the Company. In addition, we have assumed, without investigation, the accuracy of the representations and statements as to factual matters made by the Company, its officers and employees, and public officials. Nothing has come to our attention, however, which would lead us to question the accuracy or completeness of such representations, warranties or statements.

         In rendering the opinion hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary and appropriate. It is our opinion that the Resale Shares and the Plan Shares when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company ,will be validly issued, fully paid and nonassessable.

         We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California. This opinion is intended solely for your benefit and is not to be relied upon by any other person, firm, or entity without our prior written consent.

         We consent to the use of this opinion as an Exhibit to the Registration
Statement,   and  further  consent  to  all  references  to  this  Firm  in  the
Registration Statement and any amendments thereto.

                                    Very truly yours,

                                    /s/ Bay Venture Counsel, LLP

                                    BAY VENTURE COUNSEL, LLP


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